Exhibit 99.1
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Press Release

February 28, 2025

LG&E and KU power Kentucky's growth with plans for new generation and battery storage
Accelerated economic development and data center growth driving need for more energy

(LOUISVILLE, Ky.) – Record-breaking economic growth in the Commonwealth is catching worldwide attention and benefiting all Kentuckians with more job opportunities, increased tourism, and additional tax revenue.

The unprecedented economic growth and data center interest also means a greater need for electricity. As a result, Louisville Gas and Electric Company and Kentucky Utilities Company, subsidiaries of PPL Corporation (NYSE:PPL), requested approval for a Certificate of Convenience and Necessity today from the Kentucky Public Service Commission for additional generation capacity and battery storage.

LG&E and KU are proposing a significant investment in Kentucky's energy future, including:

•Building two new, highly efficient 645-megawatt natural gas combined-cycle units. These modern generating stations will use advanced technology, similar to the one currently under construction at the company’s Mill Creek Generating Station in Jefferson County.

•Adding 400 megawatts of battery storage to the power grid. Battery storage is a key component of a modern energy system, allowing for better management of power supply and increased reliability at all times of the day.

•Upgrading environmental controls on Unit 2 at the Ghent Generating Station to further reduce emissions.

“This is an exciting time for Kentucky as the interest in locating new and expanding businesses continues to grow,” said John R. Crockett III, LG&E and KU President and PPL Chief Development Officer. “These investments in our system will allow us to continue serving our customers safely and reliably while meeting our regulatory obligation and the growing economic interest in the Commonwealth – all while maintaining affordability.”

LG&E and KU currently are in discussions with a variety of businesses that, all total, in the coming years have the potential generation need of up to 8,000 megawatts, more than double the utilities current energy demand. As regulated utilities, LG&E and KU are required to serve this new economic development load in the most reasonable least-cost manner.

The potential need for additional generation at the companies’ E.W. Brown Generating Station in Mercer County was acknowledged by the KPSC in 2023. Since that time, the unprecedented growth has increased even more than anticipated, creating the need for even more generation. As outlined in today’s filing and pending approval, LG&E and KU expect to have the first unit, Brown 12, available in 2030 and the second unit, Mill Creek 6, available in 2031.

Additionally, given the anticipated economic load growth increases by 2,000 megawatts between now and 2032, the companies plan to install 400 megawatts of battery energy storage at the Cane Run Generating Station and a selective catalytic reduction facility to reduce nitrogen oxide (NOx) emissions for Ghent Unit 2. Both will be available in 2028.

“We are pleased that our affordable generation and state regulations are encouraging growth that benefits all Kentuckians by bringing more jobs and additional tax revenue to the Commonwealth,” Crockett added. “Since the announcement of BlueOval, we have seen new and expanded manufacturing in our service territory. Now we’re seeing unprecedented interest in locating data centers to Kentucky. When these large businesses choose Kentucky, it benefits all our customers.”

The KPSC is expected to rule on the CPCN request by November.

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Louisville Gas and Electric Company and Kentucky Utilities Company, part of the PPL Corporation (NYSE: PPL) family of companies, are regulated utilities that serve more than 1.3 million customers and have consistently ranked among the best companies for customer service in the United States. LG&E serves 335,000 natural gas and 436,000 electric customers in Louisville and 16 surrounding counties. KU serves 545,000 customers in 77 Kentucky counties and 28,000 in five counties in Virginia. More information is available at www.lge-ku.com and www.pplweb.com.